Exhibit 4.41
EXECUTION VERSION

Dated 31 August 2016

DRILLSHIP ALONISSOS SHAREHOLDERS INC.
as Borrower

OCEAN RIG UDW INC.
as Purchaser

DRILLSHIP ALONISSOS OWNERS INC.
as Drillship Owner

PUT AND CALL OPTION AGREEMENT

WATSON FARLEY
&
WILLIAMS

THIS AGREEMENT is made on 31 August 2016
PARTIES
(1)
DRILLSHIP ALONISSOS SHAREHOLDERS INC., a corporation incorporated under the laws of The Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Republic of the Marshall Islands MH96960 (the "Borrower")

(2)
OCEAN RIG UDW INC., a corporation registered by way of continuation in the Cayman Islands with registered number MC-310396 whose registered office is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the "Purchaser") and

(3)
DRILLSHIP ALONISSOS OWNERS INC., a corporation incorporated under the laws of The Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Republic of the Marshall Islands MH96960 as drillship owner and consenting party (the "Drillship Owner")

BACKGROUND
(A)	By the Facility Agreement, the Lenders agreed to make available to the Borrower loan facilities of up to USD 475,000,000 in relation to the acquisition by the Drillship Owner of the Drillship.
(B)	It is a condition precedent to the Finance Parties agreeing to enter into the Amendment and Restatement that the Purchaser enters into this Agreement.
(C)
The Parties have agreed (among other things) to enter into this Agreement (i) granting the Borrower the option to put the Drillship Owner and certain rights in relation to the Drillship Owner to the Purchaser (reserving the rights of the Security Agent in respect of the Total Termination Payments) at the time and for the amount set out herein and in accordance with the terms hereof and reserving the rights of the Security Agent in respect of the Total Termination Payments and (ii) granting the Purchaser the option to require the Borrower to sell the Drillship Owner and certain rights in relation to the Drillship Owner and the Drillship to the Purchaser at the time and for the amount set out herein and in accordance with the terms hereof.

OPERATIVE PROVISIONS
1              DEFINITIONS AND INTERPRETATION
1.1          In this Agreement:
"Amendment and Restatement" means the amending and restating agreement to the Facility Agreement dated on or around the date of this Agreement.
"Call Option" means the option granted by the Borrower to the Purchaser pursuant to Clause 3 (Call Option).
"Call Option Date" means the date on which the Call Option is to be completed in accordance with Clause 4 (Sale Mechanics), the date for which shall be specified in the Call Option Notice and shall be a date falling no earlier than five (5) Business Days after the date of such Call Option Notice.
"Call Option Notice" means a notice substantially in the form of Schedule 2 (Form of Call Option Notice), which notice shall include in reasonable detail the computations of the Option Price.

"Excess Operating Cash Balance" means, subject to such amount being applied on or before the Option Date in repayment of the principal amount outstanding under the Facility Agreement, the credit balance, if any, on the Operating Account.
"Facility Agent" means DNB Bank ASA acting as Facility Agent under the Facility Agreement.
"Facility Agreement" means the facilities agreement originally dated 13 February 2015, as amended and restated by the Amendment and Restatement referred to in Recital (B), and made between, amongst others (i) the Borrower, (ii) the Drillship Owner as Guarantor, (iii) the financial institutions listed therein as Original Kexim Guaranteed Lenders, (iv) Kexim, (v) DNB Bank ASA and DVB Bank SE (Amsterdam Branch) as Mandated Lead Arrangers and as Hedge Counterparties, (vi) DNB Bank ASA as Kexim Guarantee Agent, as Coordinator, as Facility Agent and as Security Agent.
"Finance Documents Costs" mean all costs, interests, expenses and other money, other than the Loan, due under the Finance Documents.
"Interim Maturity Date" means the date currently estimated to be 30th June 2018 being the scheduled date of receipt by the Drillship Owner of the last instalment of the Total Termination Payments due and payable by Total to the Drillship Owner/Borrower pursuant to the Total Drilling Contract in accordance with the Invoice Schedule.
"Invoice Schedule" means the list of amounts and due dates in respect of the Total Termination Payments as set out in Schedule 3 (Invoice Schedule - (Total Termination Payments)).
"Minimum Option Price" means:
(a)
in respect of the period prior to the Interim Maturity Date, the amount estimated by the Security Agent to be the outstanding principal amount of the Loan as at the Interim Maturity Date assuming (i) compliance by the Borrower and Drillship Owner with the Budget, (ii) interest rates remaining at the rates prevailing at the date of such calculation and (iii) receipt of all of the Total Termination Payments in accordance with the Invoice Schedule (and as reduced by the Reserve Reduction and the Excess Operating Cash Balance, in each case as initially calculated as at the date of the Option Notice and adjusted thereafter on the date falling one Business Day prior to the Option Date); and

(b)
in respect of any period on or after the Interim Maturity Date, the principal amount of the Loan outstanding as at the relevant such date (as reduced by the Reserve Reduction and the Excess Operating Cash Balance, in each case as initially calculated as at the date of the Option Notice and adjusted thereafter on the date falling one Business Day prior to the Option Date) together with any due but unpaid interest (including, for the avoidance of doubt, the Kexim Guarantee Premium) on the Loan and any other outstanding Finance Documents Costs.

Any such estimate by the Security Agent to be conclusive and binding save for manifest error.
"Notice of Default" means a notice served by the Facility Agent on the Borrower in accordance with Clause 27.21 (Acceleration) of the Facility Agreement.
"Option Date" means, as the context may require, either the Call Option Date or the Put Option Date.
"Option Notice" means, as the context may require, either the Call Option Notice or the Put Option Notice.

"Option Price" means the amount certified by the Security Agent to be the greater of (a) the amount, at the Option Date, of the Minimum Option Price; and (b) the amount of USD 150,000,000, as such USD 150,000,000 is reduced by all sums (other than the Prepayment) applied by the Finance Parties, after the Reduction Commencement Date, in repayment of principal (but not other moneys) due under the Facility Agreement including (without double-counting), the Reserve Reduction and the Excess Operating Cash Balance.
"Party" means a party to this Agreement.
"Prepayment" means the prepayment of the Loan in an amount of USD 125,000,000 to be made as a condition precedent to the effectiveness of the Amendment and Restatement.
"Put Option" means the option granted by the Purchaser to the Borrower pursuant to Clause 2.1.
"Put Option Date" means the date on which the Put Option is to be completed in accordance with Clause 4 (Sale Mechanics)), the date for which shall be specified in the Put Option Notice and shall be a date falling no earlier than 30 days after the date of such Put Option Notice.
"Put Option Time" means any time:
(a)
following the date on which the Facility Agent has served, in accordance with the provisions of the Facilities Agreement, a Notice of Default on the Borrower in respect of the occurrence of an Event of Default under or in connection with the Finance Documents (including, without limitation, any default, suspension, cessation or expected termination of payments under the Total Drilling Contract) and while such Event of Default is continuing; or

(b)	on or after the Interim Maturity Date if an Event of Default has occurred and is continuing under the Finance Documents.
"Put Option Notice" means a notice substantially in the form of Schedule 1 (Form of Put Option Notice) which notice shall include in reasonable detail the computations of the Option Price.
"Reduction Commencement Date" means the date falling 30 calendar days after the date of this Agreement.
"Reserve Reduction" means, subject to such amount being applied on or before the Option Date in repayment of the principal amount outstanding under the Facility Agreement, the credit balance on the Retention Account.
"Security Agent" means DNB Bank ASA acting as Security Agent under the Facility Agreement.
1.2
Unless otherwise specified in this Agreement, or unless the context otherwise requires, all words and expressions defined in the Facility Agreement shall have the same meaning when used in this Agreement.

1.3          In this Agreement:
(a)	words denoting the plural number include the singular and vice versa;
(b)	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

(c)	references to Recitals, Clauses and Schedules are references to recitals, clauses and schedules of this Agreement;
(d)	references to this Agreement include the Recitals;
(e)	the headings and contents page(s) are for the purposes of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;
(f)	references to any document are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;
(g)	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;
(h)	references to each Party include its successors, transferees and assignees.
2              PUT OPTION
2.1
The Borrower shall be entitled at any time which is a Put Option Time to serve the Put Option Notice on the Purchaser requiring the Purchaser on the Put Option Date to purchase all of the Borrower's right, title and interest in the Drillship Owner (but reserving for the Security Agent the right to receive the Total Termination Payments) for the Option Price and otherwise upon the terms and conditions of this Agreement.

2.2
Following the service of the Put Option Notice, the Purchaser shall take (at its own cost) such action as is requested by the Borrower to effect the purchase of the rights referred to in Clause 2.1 above and to reserve the rights of the Security Agent to the Total Termination Payments.

2.3
The Borrower may only serve the Put Option Notice with the express written approval of the Security Agent (and service without such approval shall be ineffective) and the Borrower shall serve the Put Option Notice upon the written instructions of the Security Agent.

3              CALL OPTION
3.1
The Purchaser shall be entitled, at any time following the Interim Maturity Date and after the Security Agent has confirmed in writing the receipt by the Drillship Owner of all of the Total Termination Payments in accordance with the Invoice Schedule, to serve the Call Option Notice on the Borrower requiring the Borrower to sell to the Purchaser, on the Call Option Date, all of its right, title and interest in the Drillship Owner for the Option Price and otherwise upon the terms and conditions of this Agreement.

3.2
Following the service of the Call Option Notice, the Purchaser shall take (at its own cost) such action as is requested by the Borrower to effect the purchase of the rights referred to in Clause 3.1 above.

3.3
The Purchaser acknowledges that the performance of the Call Option is the sole and exclusive responsibility of the Borrower and neither the Security Agent nor any of the Lenders shall have any liability or responsibility whatsoever with respect thereto.

4              SALE MECHANICS
4.1	Any sale of the shares in the Drillship Owner pursuant to Clause 2 (Put Option) or Clause 3 (Call Option) shall, in addition, be on the following terms:
(a)          at the expense of the Purchaser;

(b)
on an "as is where is" basis with the Borrower giving the Purchaser no representations, warranties, agreements or guarantees whatsoever concerning or in connection with the Drillship Owner, the Drillship, the Insurances, the Drillship's condition, state or class or anything related to the Drillship or the Drillship Owner in either case whether express or implied, statutory or otherwise;

(c)
subject to any employment obligations or other commitments or liabilities arising prior to the Option Date in relation to the Drillship Owner and the Drillship (and on the basis that the Purchaser shall be responsible for assuming direct responsibility towards any relevant counterparty in relation to such obligations, commitments or liabilities); and

(d)	without warranty as to non —encumbrance or liens other than the Shares Security relating to the Drillship Owner.
4.2	Following the service of an Option Notice, on the Put Option Date or, as the case may be, the Call Option Date:
(a)	the Purchaser shall pay in accordance with Clause 5.1(g) in freely available cleared funds an amount equal to the Option Price;
(b)
after receipt of such payment, the Borrower shall deliver to the Purchaser (i) original share certificates representing the total issued and outstanding capital stock of the Drillship Owner (the "Shares"), together with any related stock power or instrument of assignment and (ii) the other documents necessary and appropriate to effect a valid conveyance of title to the Shares, in each case duly executed by the Borrower and in respect of the Drillship Owner.

(c)	the Purchaser acknowledges that:
(i)
in the case where the Put Option is exercised prior to the Interim Maturity Date and following application of the Option Price towards the Secured Liabilities there are Secured Liabilities outstanding, the Finance Documents shall, save for the cancellation of the Pledge of Beneficial Interest and the Shares Security relating to the Drillship Owner in connection with paragraph (b) of this Clause 4.2, continue in full force and effect and the Borrower and the Drillship Owner shall on the Option Date (and as a condition precedent to the completion of the Option) grant such acknowledgement and confirmation with respect thereto as the Security Agent may require in relation to the Finance Documents; and

(ii)
in the case where the Put Option is exercised on or after the Interim Maturity Date or the Call Option is exercised the Finance Documents will be released upon completion of the Put Option or the Call Option and due payment of the Option Price in accordance with Clause 5.1(g).

5              PAYMENT OBLIGATION ABSOLUTE
5.1
Following service of an Option Notice, the obligation of the Purchaser to pay the relevant Option Price in accordance with this Agreement shall be absolute irrespective of any contingency whatsoever including but not limited to:

(a)	any set-off, counterclaim, recoupment, defence or other right which any Party may have against any other Party;
(b)	any lack or invalidity of title or any other defect in title;
(c)	any failure or delay on the part of any Party, whether with or without fault on its part, in performing or complying with any of the terms, conditions or other provisions of this Agreement;

(d)
any insolvency, bankruptcy, reorganisation, arrangement, readjustment of debt, dissolution, administration, liquidation or similar proceedings by or against any Party or any other persons, or any change in the constitution of any Party or any other persons;

(e)	any invalidity or unenforceability or lack of due authorisation of or any defect in this Agreement, the Facility Agreement or any other agreement; or
(f)	any other cause which would but for this provision have the effect of terminating or in any way affecting the obligations of the Parties hereunder, it being the intention of the Parties that the provisions of this Clause 5 (Payment Obligation Absolute), and the obligation of the Purchaser to pay the relevant Option Price and make any other payments under this Agreement, shall (save as expressly provided in this Clause 5 (Payment Obligation Absolute)) survive any frustration and that, save as expressly provided in this Agreement, no moneys paid under this Agreement by the Purchaser to the Borrower shall in any event or circumstance be repayable to the Purchaser.
(g)
Any payment required to be made under this Agreement by the Purchaser shall be made to the Borrower's designated account with the Facility Agent, as determined by the Security Agent, and all payments hereunder shall be made net of all commissions and without any set-off or counterclaim whatsoever and free and clear of and without withholding or deduction for, or on account of, any present or future business, income, freight, stamp and other taxes, levies, imposts, duties, fees, charges, restrictions or conditions of any nature.

(h)
If the Purchaser is so required to make any withholding or deduction from any such payment, the sum due from the Purchaser in respect of such payment will be increased to the extent necessary to ensure that, after making such withholding or deduction, the Borrower receives a net sum equal to the amount which it would have received had no such withholding or deduction been required to be made. The Purchaser will promptly deliver to the Borrower any receipts, certificates or other proof evidencing the amounts, if any, paid or payable in respect of any such withholding or deduction as aforesaid.

6              ASSIGNMENT
6.1	Subject to Clause 6.2, no Party may assign any of its rights or transfer any of its obligations under or in connection with this Agreement without the other Parties' prior written consent.
6.2
The Borrower may, without the consent of the other Parties, assign in favour of the Security Agent by way of security for its obligations under the Finance Documents, all of its rights under or in connection with this Agreement. The Purchaser acknowledges, agrees and accepts that the rights of the Borrower under this Agreement (including the exercise of the Put Option) may be exercised by the Security Agent in place of the Borrower pursuant to any such assignment and the Purchaser shall accept any exercise of the Put Option by the Security Agent as a valid, binding and effective exercise of the Put Option.

6.3	The Drillship Owner hereby irrevocably consents and acknowledges the matters contemplated in this Agreement and the terms of this Agreement.
7              TOTAL LOSS
If the Drillship shall become a Total Loss at any time prior to the exercise of the Put Option or the Call Option the respective options shall be cancelled with effect from the Total Loss Date.
8              DAMAGE
If the Drillship has suffered any damage at the Option Date the Call Option or the Put Option (as the case may be) shall proceed without regard to such damage and without any compensation or adjustment on account of such damage. The Borrower shall use reasonable endeavours to procure that the relevant Purchaser obtains the benefit of any insurances in relation to such damage as soon as reasonably practicable after the Option Date.
9              TAXES
9.1
Any taxes payable, whether by the Borrower, or by the Purchaser in connection with the sale of the shares in the Drillship Owner pursuant to this Agreement shall be paid by the Purchaser. The Purchaser agrees to indemnify the Borrower in respect of all such taxes howsoever arising.

9.2
The cost of registering the transfer of title of the shares in the Drillship Owner and any costs of deletion of the Mortgage over the Drillship and any other expenses in connection with the exercise of the Options (including legal and notarial fees and related expenses) shall be paid by the Purchaser.

9.3	Clause 12.2 (Tax gross-up) of the Facility Agreement shall apply, with the necessary modifications, to this Agreement.
10           CALCULATIONS
10.1	Example calculations of the Option Price are set out in Schedule 4 (Calculations of Option Price).
10.2
Such calculations are only applicable as at the date of this Agreement and shall not be binding or indicative thereafter for the purposes of the Facility Agent certifying the Option Price at any later time.

11          PURCHASER ACKNOWLEDGEMENTS
The Purchaser acknowledges and agrees (without prejudice to the generality of Clause 5.1):
(a)	to be bound in full by the provisions in paragraph (c) of clause 26.1 of the Facility Agreement; and
(b)
that during the period of this Agreement events or circumstances may arise which would materially alter the Option Price. These circumstances include (without limitation) non-payment by Total or by any insurer; damage to the Drillship resulting in loss of income; costs of re-locating the Drillship for employment or other purposes; cost of modification to the Drillship for employment purposes or otherwise and increases in stacking costs and capital expense costs. The Purchaser accepts that no such event shall entitle the Purchaser to avoid or fail to honour its obligation to purchase the Shares in the Drillship Owner under this Agreement in accordance with its terms.

12             COMMUNICATION
12.1          Communications in writing
Subject to Clause 12.4 (Electronic communication) below, any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.
12.2          Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement are:

(a)	in the case of the Borrower:
Drillship Alonissos Stock Trust,
c/o Willmington Trust Company,
1100 N. Market Street,
Wilmington, DE 19890-1603,
United States
c/o OCEAN RIG MANAGEMENT INC, Athens licenced Shipping Office at 109 Kifisias Avenue and Sina street, Marousi 15124 Greece;
(b)	in the case of the Drillship Owner:
Drillship Alonissos Stock Trust,
c/o Willmington Trust Company,
1100 N. Market Street,
Wilmington, DE 19890-1603,
United States
c/o OCEAN RIG MANAGEMENT INC, Athens licenced Shipping Office at 109 Kifisias Avenue and Sina street, Marousi 15124 Greece;
(c)	in the case of the Purchaser:
c/o OCEAN RIG UDW INC., c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands,
or any substitute address, fax number or department or officer as the Party Agent may notify the other Parties by not less than five Business Days' notice.
12.3      Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:
(i)          if by way of fax, when received in legible form; or
(ii)         if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post with postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 12.2 (Addresses), if addressed to that department or officer.
(b)	All notices from or to any Party to this Agreement shall be sent with copy to the Security Agent.
(c)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to the Drillship Owner.
(d)
Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

12.4       Electronic communication
(a)	Subject to paragraph (b) of Clause 12.3 (Delivery), any communication to be made between any two Parties under or in connection with this Agreement may be made by electronic mail or other electronic means, to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:
(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.
(b)	Any electronic communication made between those two Parties will be effective only when actually received in readable form.
(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.
(d)
Each Party confirms that it is aware of (i) the fact that information by way of electronic exchange is transmitted unencrypted over a publicly accessible network, and (ii) the risks connected therewith (including but not limited to the risk that a "bank relation" (as such term is used in the context of Swiss banking secrecy legislation) could be identified).

12.5       English language
(a)	Any notice given under or in connection with this Agreement must be in English.
(b)	All other documents provided under or in connection with this Agreement must be:
(i)	in English; or
(ii)
if not in English, accompanied by a certified English translation prepared by a translator approved by the Security Agent and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

13          RIGHTS OF THIRD PARTIES
No person other than the Security Agent shall have any right by virtue of the Contracts (Right of Third Parties) Act 1999 to enforce any term (whether express or implied) of this Agreement.
14          INDEMNITY
The Purchaser undertakes to reimburse the Borrower on demand for all sums which the Borrower may from time to time pay or become liable for in or about the protection, maintenance or enforcement of the rights created in favour of the Borrower by this Agreement or in or about the exercise by the Borrower of any of the powers vested in it under or pursuant to this Agreement and to keep the Borrower fully and effectually indemnified from and against all charges, expenses, fees, payments, actions, losses, claims, proceedings (whether civil or criminal), penalties, fines, damages, judgments, orders, sanctions or other outgoings, costs, demands and liabilities which the Borrower may suffer or incur under or in connection with any breach by the Purchaser of its obligations hereunder.

15           MISCELLANEOUS
This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
16           REPRESENTATIONS AND WARRANTIES
The Purchaser represents and warrants to the Borrower at the date of this Agreement and (by reference to the facts and circumstances then pertaining) on each day during the period from the date of this Agreement to the date on which the purchase has been effected pursuant to Clause 2 (Put Option) or (as the case may be) Clause 3 (Call Option) that:
(a)
it is a corporation, duly registered by way of continuation and validly existing under the laws of its jurisdiction of registration and has the power to own its assets and to carry on its business as it is being conducted;

(b)
the obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable obligations subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to the Facility Agreement;

(c)	the entry into and performance by it of, and the transactions contemplated by, this Agreement do not conflict with:
(i)          any law or regulation applicable to it;
(ii)          its constitutional documents; or
(iii)          any document binding on it or any of its assets;
(d)
it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of this Agreement and the transactions contemplated hereunder;

(e)          all consents, licences, approvals, authorisations, filings and registrations required:
(i)	to enable it to lawfully enter into, exercise its rights and comply with its obligations under this Agreement; and
(ii)	to make this Agreement admissible in evidence in its jurisdiction of registration, have been obtained or effected and are in full force and effect;
                                have been obtained or effected and are in full force and effect;
(f)
it is not required under the laws of its jurisdiction of registration or residences to make any deduction or withholding for or on account of tax from any payment which it may be obliged to make under or pursuant to this Agreement;

(g)
under the laws of its jurisdiction of registration or place of residence, it is not necessary that this Agreement be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Agreement or the transactions contemplated hereby;

(h)
no litigation, arbitration or administrative proceeding of or before any court, arbitral body or agency have (to the best of its knowledge) been started or threatened which, if adversely determined, might reasonably be expected to have a material adverse effect on the business, assets, financial condition or creditworthiness of it;

(i)
neither it nor any of its assets has any right to immunity from set-off, legal proceedings, attachment prior to judgment, other attachment or execution of judgment on the grounds of sovereign immunity or otherwise; and

(j)
it is not insolvent or in liquidation or administration or subject to any other formal or informal insolvency procedure, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of it or all or any part of its assets.

17           GOVERNING LAW
17.1	This Agreement and any non-contractual obligations arising from or in connection with it are governed by, and shall be construed in accordance with, the laws of England.
17.2
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute").

17.3	The Parties accept that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
17.4	Without prejudice to any other mode of service allowed under any relevant law, the Purchaser:
(a)
irrevocably appoints Ince Process Agents Ltd of 2 Leman St, London El 8QN, United Kingdom as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant party of the process will not invalidate the proceedings concerned.
This Agreement has been executed as a deed and delivered on the date stated at the beginning of this Deed.

SCHEDULE 1
FORM OF PUT OPTION NOTICE
To:          OCEAN RIG UDW INC.
[Date]
Dear Sirs
"OCEAN RIG APOLLO" (the "Drillship")
We refer to the put and call option agreement entered into between us on [•] 2016 in respect of the Drillship (the "Put and Call Option Agreement"). Terms defined in the Put and Call Option Agreement shall have the same meanings when used in this Notice.
This Notice is the Put Option Notice for the purpose of the Put and Call Option Agreement.
We hereby advise you that we wish to exercise the Put Option.
Therefore, in accordance with the terms of the Put and Call Option Agreement:
(a)          the Put Option Date is [·]; and
(b)          the Option Price is [·].
We enclose our calculation of the Option Price.

Yours faithfully

For and on behalf of
Drillship Alonissos Shareholders Inc.

Approved for the purposes of Clause 2.3 of the Put and Call Option Agreement.

Security Agent
[Date]

SCHEDULE 2
FORM OF CALL OPTION NOTICE
To:          Drillship Alonissos Shareholders Inc.
[Date]
Dear Sirs
"OCEAN RIG APOLLO" (the "Drillship")
We refer to the put and call option agreement entered into between us on [·] 2016 in respect of the Drillship (the "Put and Call Option Agreement"). Terms defined in the Put and Call Option Agreement shall have the same meanings when used in this Notice.
This Notice is the Call Option Notice for the purpose of the Put and Call Option Agreement.
We hereby advise you that we wish to exercise the Call Option.
Therefore, in accordance with the terms of the Put and Call Option Agreement:
(a)          the Call Option Date is [•]; and
(b)          the Option Price is [•].
We enclose our calculation of the Option Price.
Yours faithfully

For and on behalf of
OCEAN RIG UDW INC.

SCHEDULE 3
INVOICE SCHEDULE - (TOTAL TERMINATION PAYMENTS)

Invoicing period
Invoice date	From	To	Invoiced days	Rate	Invoiced Amount	Due Date
20/07/16	26/06/16	25/07/16	30.00	$557,762.35	$16,732,870.50	30/08/16
19/08/16	26/07/16	25/08/16	31.00	$557,762.35	$17,290,632.85	30/09/16
20/09/16	26/08/16	25/09/16	31.00	$557,762.35	$17,290,632.85	30/10/16
20/10/16	26/09/16	25/10/16	30.00	$557,762.35	$16,732,870.50	30/11/16
18/11/16	26/10/16	25/11/16	31.00	$557,762.35	$17,290,632.85	30/12/16
20/12/16	26/11/16	25/12/16	30.00	$557,762.35	$16,732,870.50	30/01/17
20/01/17	26/12/16	25/01/17	31.00	$557,762.35	$17,290,632.85	02/03/17
20/02/17	26/01/17	25/02/17	31.00	$557,762.35	$17,290,632.85	30/03/17
20/03/17	26/02/17	25/03/17	28.00	$557,762.35	$15,617,345.80	30/04/17
20/04/17	26/03/17	25/04/17	31.00	$557,762.35	$17,290,632.85	30/05/17
19/05/17	26/04/17	25/05/17	30.00	$557,762.35	$16,732,870.50	30/06/17
20/06/17	26/05/17	25/06/17	31.00	$557,762.35	$17,290,632.85	30/07/17
20/07/17	26/06/17	25/07/17	30.00	$557,762.35	$16,732,870.50	30/08/17
18/08/17	26/07/17	11/08/17	17.00	$557,762.35	$9,481,959.95	30/09/17
18/08/17	12/08/17	25/08/17	14.00	$440,338.70	$6,164,741.80	30/09/17
20/09/17	26/08/17	25/09/17	31.00	$440,338.70	$13,650,499.70	30/10/17
20/10/17	26/09/17	25/10/17	30.00	$440,338.70	$13,210,161.00	30/11/17
20/11/17	26/10/17	25/11/17	31.00	$440,338.70	$13,650,499.70	30/12/17
20/12/17	26/11/17	25/12/17	30.00	$440,338.70	$13,210,161.00	30/01/18
19/01/18	26/12/17	25/01/18	31.00	$440,338.70	$13,650,499.70	02/03/18
20/02/18	26/01/18	11/02/18	17.00	$440,338.70	$7,485,757.90	30/03/18
20/02/18	12/02/18	25/02/18	14.00	$293,559.13	$4,109,827.82	30/03/18
20/03/18	26/02/18	25/03/18	28.00	$293,559.13	$8,219,655.64	30/04/18
20/04/18	26/03/18	27/04/18	33.00	$293,559.13	$9,687,451.29	02/06/18

SCHEDULE 4
CALCULATIONS OF OPTION PRICE

Total Payment Due Date	Payment to the Lenders Date	Total Termination Payments	Prepayment	Principal Repayment	Taxes & Commissions	Interest (inc. KEXIM Guarantee Premium)	Permitted Operating Expenses	Excess Cash	Amount used to fund the $15m Reserve	Applicable Cash Sweep (2)	O/S Loan After Cash Sweep	ORIG Option Price after (1) and (2) minus min. liquidity
	07-Jun-16										413,369	
	30-Aug-16		(125,000)								288,369	150,000
30-Aug-16	06-Sep-16	16,733		(9,726)	(1,707)	(2,901)	(304)	2,094	(2,094)	0	278,642	150,000
30-Sep-16	05-Oct-16	17,291		(3,242)	(1,764)	(624)	(304)	11,357	(11,357)	0	275,400	127,307
30-Oct-16	07-Nov-16	17,291		(3,242)	(1,764)	(702)	(304)	11,279	(1,549)	(9,730)	262,428	112,786
30-Nov-16	05-Dec-16	16,733		(3,242)	(1,707)	(567)	(304)	10,912		(10,912)	248,274	98,692
30-Dec-16	05-Jan-17	17,291		(3,242)	(1,764)	(594)	(304)	11,386		(11,386)	233,645	84,008
30-Jan-17	06-Feb-17	16,733		(3,242)	(1,707)	(592)	(304)	10,888		(10,888)	219,535	69,878
02-Mar-17	06-Mar-17	17,291		(3,242)	(1,764)	(487)	(304)	11,494		(11,494)	204,779	55,137
30-Mar-17	05-Apr-17	17,291		(3,242)	(1,764)	(486)	(304)	11,494		(11,494)	190,043	40,401
30-Apr-17	05-May-17	15,617		(3,242)	(1,593)	(451)	(304)	10,027		(10,027)	176,774	27,132
30-May-17	05-Jun-17	17,291		(3,242)	(1,764)	(434)	(304)	11,547		(11,547)	161,985	12,343
30-Jun-17	05-Jul-17	16,733		(3,242)	(1,707)	(385)	(304)	11,095		(11,095)	147,648	650
30-Jul-17	07-Aug-17	17,291		(3,242)	(1,764)	(386)	(304)	11,595		(11,595)	132,811	650
30-Aug-17	05-Sep-17	16,733		(3,242)	(1,707)	(305)	(304)	11,175		(11,175)	118,394	650
30-Sep-17	05-Oct-17	15,647		(3,242)	(1,596)	(281)	(304)	10,223		(10,223)	104,929	650
30-Oct-17	06-Nov-17	13,650		(3,242)	(1,393)	(266)	(304)	8,446		(8,446)	93,241	650
30-Nov-17	05-Dec-17	13,210		(3,242)	(1,348)	(214)	(304)	8,102		(8,102)	81,896	650
30-Dec-17	05-Jan-18	13,650		(3,242)	(1,393)	(201)	(304)	8,511		(8,511)	70,143	650
30-Jan-18	05-Feb-18	13,210		(3,242)	(1,348)	(178)	(304)	8,138		(8,138)	58,763	650
02-Mar-18	05-Mar-18	13,650		(3,242)	(1,393)	(135)	(304)	8,577		(8,577)	46,944	650
30-Mar-18	05-Apr-18	11,596		(3,242)	(1,183)	(119)	(304)	6,747		(6,747)	36,954	650
30-Apr-18	07-May-18	8,220		(3,242)	(839)	(97)	(304)	3,738		(3,738)	29,974	650
02-Jun-18	05-Jun-18	9,687		(3,242)	(988)	(71)	(304)	5,082		(5,082)	21,650	650
N/A	05-Jul-18	N/A		(650)	N/A	N/A	N/A	N/A		N/A	21,000	0
-	06-Aug-18	-			-	-	-	-		-		
-	:	-		As adjusted	-	-	-	-		-	As adjusted based	As adjusted based on
-	:	-		based on Loan	-	-	-	-		-	on Loan	Put and Call Option
-	:	-		outstanding on	-	-	-	-		-	outstanding on	Agreement
-		-		Interim	-	-	-	-		-	Interim Maturity	("Minimum Put
-	05-Feb-20	-		Maturity Date	-	-	-	-		-	Date	Option" (b))
-	05-Mar-20	-			-	-	-	-		-		

Cash Sweep assumptions:

- First calculation date assumed 6/9 (1st invoice to apply is the invoice dated 20/7 expected on 30/8); thereafter monthly cash sweep assumed
- Permitted Operating Expenses (with respect to OPEX, CAPEX and G&A) assumed at $10,000 per day
- Taxes and Commissions: 10.2015%
- Libor Curve used:

	2016	2017	2018
	0.680%	0.750%	0.850%

- Ending Loan Balance Jun-18:	21,650
- Minimum Liquidity:	-5,000
- Additional $15m reserve not used:	-15,000
- Amount prefunded in OPEX account not used:	-1,000
- Net Leverage Jun-18:	650

EXECUTION PAGE

BORROWER

EXECUTED AS A DEED
by DRILLSHIP ALONISSOS SHAREHOLDERS INC.
acting by Dimitrios Glynos
expressly authorised in accordance with
 the laws of the Marshall Islands
in the presence of:

Witness' signature:         /s/ Evgenia Th. Voulika
Witness' name:                Evgenia Th. Voulika
Witness' address:           Attorney-at-Law
                                          52 Ag. Konstantinou Street
                                          151 24 Marousi
                                         Athens, Greece
                                          Tel: +30 210 6140580
	) ) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Dimitrios Glynos

PURCHASER

EXECUTED AS A DEED
by OCEAN RIG UDW INC.
acting by Dimitrios Glynos
expressly authorised in accordance with
 the laws of the Cayman Islands
in the presence of:

Witness' signature:          /s/ Evgenia Th. Voulika
Witness' name:                 Evgenia Th. Voulika
Witness' address:           Attorney-at-Law
                                           52 Ag. Konstantinou Street
                                           151 24 Marousi
                                          Athens, Greece
                                           Tel: +30 210 6140580
	) ) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Dimitrios Glynos

DRILLSHIP OWNER

EXECUTED AS A DEED
by DRILLSHIP ALONISSOS OWNERS INC.
acting by Dimitrios Glynos
expressly authorised in accordance with
 the laws of the Marshall Islands
in the presence of:

Witness' signature:         /s/ Evgenia Th. Voulika
Witness' name:                Evgenia Th. Voulika
Witness' address:           Attorney-at-Law
                                          52 Ag. Konstantinou Street
                                          151 24 Marousi
                                          Athens, Greece
                                           Tel: +30 210 6140580
	) ) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Dimitrios Glynos